Exhibit 99(10)

AMENDED AND RESTATED
SETTLEMENT AGREEMENT AND RELEASE

This Amended and Restated Settlement Agreement and Release is made as of this 18th day of January, 2008, by and between CONGOLEUM CORPORATION, on its own behalf and on behalf of all “Persons” (as defined herein) within the definition of “Congoleum” (as defined herein), and upon its creation, the Plan Trust, on the one part, and MT. MCKINLEY INSURANCE COMPANY and EVEREST REINSURANCE COMPANY (“Mt. McKinley and Everest” as defined herein), on the other part.

WITNESSETH:

WHEREAS, Mt. McKinley and Everest issued the Subject Policies (as defined herein) to Congoleum Corporation; and

WHEREAS, Persons within the definition of Congoleum have incurred and may incur in the future certain liabilities, expenses and losses arising out of various Claims (as defined herein), including asbestos-related bodily injury claims, other asbestos-related claims, environmental claims and/or other types of claims; and

WHEREAS, Congoleum asserts that Mt. McKinley and Everest are obligated under the Subject Policies to make liability payments and pay defense costs in connection with Claims, including Claims for asbestos-related bodily injury; and

WHEREAS, there are disputes among the Parties regarding their respective rights and obligations with respect to insurance coverage for asbestos-related bodily injury claims and environmental claims (the “Coverage Dispute”); and

WHEREAS, the Coverage Dispute is the subject of a lawsuit styled Congoleum Corporation v. ACE American Insurance Company, et al., Docket No. MID-L-8908-01

pending in the Superior Court of New Jersey, Law Division, Middlesex County (the “Coverage Action”); and

WHEREAS, on or about December 31, 2003, Congoleum Corporation, Congoleum Sales, Inc. and Congoleum Fiscal, Inc. (collectively, the “Debtors”) filed petitions under Chapter 11 of the Bankruptcy Code (collectively, the “Chapter 11 Cases”) in the United States Bankruptcy Court for the District of New Jersey (the “Bankruptcy Court”), and continue to operate as debtors-in-possession; and

WHEREAS, on or about October 23, 2006, the 11th Modified Joint Plan of Reorganization (the “11th Modified Plan”) was filed in the Bankruptcy Court; and

WHEREAS, in consideration of certain monetary payments and other considerations, Congoleum, Mt. McKinley and Everest, on or about September 30, 2005, entered into the Confidential Settlement Agreement and Release (“Settlement Agreement”), which was approved by a Final Order of the Bankruptcy Court; and

WHEREAS, Congoleum, Mt. McKinley and Everest, pursuant to the terms of the Settlement Agreement, entered into the Escrow Agreement (as defined herein); and

WHEREAS, Mt. McKinley and Everest, pursuant to the terms of the Settlement Agreement, paid the Settlement Amount (as defined herein) to the Escrow Agent (as defined herein), which amount is currently being held by the Escrow Agent pursuant to the terms of the Escrow Agreement; and

WHEREAS, the Parties desire to amend the provisions of the Settlement Agreement, by, among other things (i) eliminating the sunset provision pursuant to which Congoleum, Mt. McKinley and Everest, in certain circumstances, may terminate the Settlement Agreement; (ii) causing the Escrow Agent to pay to Mt. McKinley and Everest all interest and other income earned in the Escrow Account, net of all applicable fees, taxes and expenses; (iii) restructuring the Settlement Agreement as a sale and buyback of the Subject Policies pursuant to Section 363(f) of the Bankruptcy Code, supplemented by a Section 105 injunction; (iv) eliminating the condition precedent of the Confirmation Order (as defined herein); and (v) modifying the terms of the Settlement Agreement as further set forth herein; and

WHEREAS, the Parties intend to incorporate the desired amendments into the Settlement Agreement by restating the Settlement Agreement in the form and substance of this Amended and Restated Agreement (as defined herein);

WHEREAS, the Parties intend that the Settlement Agreement will continue in full force and effect in accordance with its terms until the order approving this Amended and Restated Agreement becomes a Final Order, at which time this Amended and Restated Agreement shall supersede and replace the Settlement Agreement in its entirety; and

WHEREAS, the Asbestos Claimants’ Committee (as defined herein) and the FCR (as defined herein) participated in the negotiations leading to this Amended and Restated Agreement, consent to the Parties entering into this Amended and Restated Agreement, and agree to be bound solely with respect to those terms that relate specifically to the Asbestos Claimants’ Committee and the FCR.

NOW, THEREFORE, in consideration of the foregoing and of the mutual agreements contained herein, and intending to be legally bound hereby, the undersigned hereby agree as follows:

ARTICLE I -- DEFINITIONS

For purposes of this Amended and Restated Agreement and the attachments hereto, the following definitions apply to the capitalized terms herein wherever those terms appear in this Amended and Restated Agreement, including the prefatory paragraph, the recitals, the sections below and the attachments hereto.  Each defined term stated in the singular shall include the plural, and each defined term stated in the plural shall include the singular, and each defined term stated in the masculine, feminine or neuter form shall include the others.  The words “includes” and “including” mean “including but not limited to.”

1.1           “Amended and Restated Agreement” means this Amended and Restated Settlement Agreement and Release, as it may be amended from time to time in accordance with its terms.

1.2           “Approval Order” means an order of the Bankruptcy Court (or the U.S. District Court for the District of New Jersey exercising its original bankruptcy jurisdiction) approving this Amended and Restated Agreement, the compromise and settlement memorialized herein, and the sale and buyback of the Subject Policies between Congoleum and Mt. McKinley and Everest, which order shall be in the form and substance of Attachment A hereto, or such other order that is in a form and substance acceptable to Congoleum, Mt. McKinley and Everest.

1.3           “Asbestos Channeling Injunction” shall have the meaning provided in Section 8.2.

1.4           “Asbestos Claims” means any and all past, present and future claims, demands, actions, suits, proceedings, notices of partial or total responsibility, whether presently known or unknown, that seek compensatory, punitive or statutory damages, declaratory judgment, injunctive relief, medical monitoring, or any other form of relief whatsoever, on account of alleged bodily injury, personal injury, fear of future injury, medical monitoring, mental injury or anguish, emotional distress, shock, sickness, disease, or any other illness or condition, death, property damage, loss of use of property, or diminution in the value of property, arising from alleged, potential or actual exposure of any type or nature whatsoever to asbestos, an asbestos-containing product, and/or any other substance, product, matter or material in any form or state that contains or is alleged to contain asbestos, either alone or in combination with any other substance.  The term “Asbestos Claims” also includes claims or suits alleging in whole or in part exposure to asbestos and/or asbestos containing products in addition to any other substance, chemical, pollutant, waste, or material of any nature as well as claims that involve, in whole or in part, alleged exposure to asbestos or asbestos-containing products relating to or arising out of or from the installation, removal, manufacture, distribution, sale, re-sale, existence or presence (whether on premises owned or controlled by Congoleum or otherwise) of asbestos or an asbestos-containing product, either alone or in combination with any other substance.

1.5           “Asbestos Claimants’ Committee” means the Official Committee of Unsecured Asbestos Claimants initially appointed by the United States Trustee in the Chapter 11 Cases on or about April 21, 2004.

1.6           “Business Day” means any day that is not a Saturday, a Sunday or a federal holiday in the United States of America.

1.7           “Claim” means any of the following: (i) “claim” as that term is defined in the United States Bankruptcy Code, 11 U.S.C. § 101(5); (ii) “demand” as that term is defined in the United States Bankruptcy Code, 11 U.S.C. § 524(g)(5); or (iii) any claim, whether past, present or future, known or unknown, asserted or unasserted, foreseen or unforeseen, fixed or contingent, or direct or indirect, and whether in law, equity, admiralty or otherwise, including an Asbestos Claim.  The term “Claim” includes any claim (i) arising out of, related to, or involving asbestos or any other substance, product, matter or material in any form or state, any cumulative or other injury or damage, any activity, operation, premises, or exposure or any alleged bad faith, unfair claim practices, unfair trade practices, deceptive trade practices, insurance code violations, fraud, misrepresentation, non-disclosure, breach of fiduciary duty, conspiracy, or extra-contractual or tort liability; (ii) for any form of damages, indemnity or defense obligations, insurance premiums (whether retrospectively rated or otherwise), deductibles, self-insured retentions, costs, expenses, contribution or subrogation; (iii) pursuant to or under a contract, other agreement, promise, representation or warranty; or (iv) pursuant to any direct action (including any claim by any Person who is not an insured under the Subject Policies seeking any type of relief under the laws of any jurisdiction that gives such person a direct cause of action against an insurer) or statutory or regulatory right of action, assertion of right, complaint, cross-complaint, counterclaim, affirmative defense, writ, demand, inquiry, request, suit, lawsuit, liability, action, cause of action, administrative proceeding, governmental action, order, judgment, settlement, lien, loss, cost or expense.

1.8           “Confirmation Order” means an order entered by the Bankruptcy Court in the Chapter 11 Cases confirming the Plan, together with any order of the United States District Court issued, pursuant to the Bankruptcy Code, confirming or affirming such order.

1.9           “Congoleum” means:

(a)           The corporation now named Congoleum Corporation that was incorporated in the State of Delaware in 1986;

(b)           All present subsidiaries of Congoleum Corporation, including Congoleum Sales, Inc., and Congoleum Fiscal, Inc., and any other Persons in which Congoleum Corporation has an ownership interest, directly or indirectly, of fifty percent (50%) or more, and any other Persons on whose behalf Congoleum Corporation has the power and authority to release Claims under the Subject Policies;

(c)           Any Persons that have been acquired by, merged into or combined with any of the Persons identified in Sections 1.9(a) and (b) above;

(d)           Congoleum Corporation’s predecessors, successors, past, present and future assigns, joint ventures, affiliates other than American Biltrite Inc., all of Congoleum Corporation’s past subsidiaries and the predecessors, successors and past and present assigns of such past subsidiaries; provided, however, that, as to each of the foregoing, Congoleum Corporation has the power and authority to release Claims under the Subject Policies on their behalf;

(e)           Any and all Persons named as insureds, other insureds, or otherwise insured or claimed to be insured under the Subject Policies; provided, however, that, as to each of the foregoing, Congoleum Corporation has the power and authority to release Claims under the Subject Policies on their behalf;

(f)           Congoleum Sales, Inc. and Congoleum Fiscal, Inc., Debtors and Debtors-In-Possession;

(g)           American Biltrite Inc., solely to the extent that it seeks coverage under insurance policies issued by Mt. McKinley and/or Everest to Congoleum Corporation; and

(h)           The directors, officers, agents, employees, representatives and attorneys of any of the foregoing Persons, solely in their respective capacities as such.

1.10           “Escrow Account” means the escrow account established pursuant to the Escrow Agreement.

1.11           “Escrow Agent” means the Escrow Agent as defined in the Escrow Agreement.

1.12           “Escrow Agreement” means the escrow agreement entered into by Congoleum, Mt. McKinley and Everest, and the Escrow Agent.

1.13           “FCR” means the Futures Representative appointed pursuant to the Bankruptcy Court’s February 18, 2004 Order in the Chapter 11 Cases, solely in his capacity as such.

1.14           “Final Order” means an order or judgment of the Bankruptcy Court or other court of competent jurisdiction, as to which no appeal, petition for certiorari, or other proceedings for reargument, rehearing or reconsideration have been sought and are pending and the time for such appeal or review, rehearing, reconsideration, or certiorari has expired; provided, however, that this provision may be modified by agreement of all the Parties.

1.15           “Injunction Claim” shall have the meaning provided in Section 7.1.

1.16           “Interests” means all liens, Claims, encumbrances, interests and other rights of any nature, whether at law or in equity.

1.17           “Mt. McKinley and Everest” means both Mt. McKinley and Everest, collectively and individually.

“Mt. McKinley” means Mt. McKinley Insurance Company, formerly known as Gibraltar Casualty Company, all of its corporate predecessors, and all of their former or current corporate parents, subsidiaries and affiliates, and their respective directors, officers, employees, agents, partners, representatives, attorneys, joint venturers and assigns, solely in their respective capacities as such.

“Everest” means  Everest Reinsurance Company, formerly known as Prudential Reinsurance Company, all of its corporate predecessors, and all of their former or current corporate parents, subsidiaries and affiliates, and their respective directors, officers, employees, agents, partners, representatives, attorneys, joint venturers and assigns, solely in their respective capacities as such.

1.18           “Parties” mean Congoleum, Mt. McKinley and Everest, and, upon the later of its formation and the occurrence of the effective date of the Plan (as defined herein), the Plan Trust.

1.19           “Person” means an individual, a corporation, a partnership, a joint venture, an association, a trust, any other entity or organization, and any federal, state or local government or any governmental or quasi-governmental body or political subdivision, or any agency, department, board or instrumentality thereof.

1.20           “Plan” means (i) the 11th Modified Plan, as such plan may be further amended or modified from time to time; (ii) any plan of reorganization or liquidation of which Congoleum is a proponent or co-proponent; or (iii) any plan of reorganization proposed by the FCR.

1.21           “Plan Trust” means the trust established under the Plan, pursuant to Section 524(g) and/or 105 of the Bankruptcy Code and the Confirmation Order, for the payment of, and into which shall be channeled, all Asbestos Claims against Congoleum and certain of its insurers.

1.22           “Prior Payments” shall have the meaning provided in Section 2.4.

1.23           “Sale Injunction” shall have the meaning provided in Section 7.1.

1.24           “Settlement Amount” means the sum of Twenty-One Million Five Hundred Thousand United States dollars (US $21,500,000).

1.25           “Settling Parties” shall have the meaning provided in Section 14.1.

1.26           “Subject Policies” means: (i) all insurance policies at issue in the Coverage Action, listed in Attachment B hereto; and (ii) all known and unknown policies issued or allegedly issued by Mt. McKinley and Everest to Congoleum.

1.27           “Trigger Date” means the day on which the Approval Order becomes a Final Order and the funds in the Escrow Account are released pursuant to Section 2.2.

ARTICLE II -- SETTLEMENT AMOUNT

2.1           The Settling Parties acknowledge that Mt. McKinley and Everest have previously paid the Settlement Amount into the Escrow Account by wire transfer, and that the Settlement Amount is being held by the Escrow Agent pursuant to the terms of the Escrow Agreement.

2.2           Within ten (10) Business Days after the Approval Order becomes a Final Order, Congoleum and Mt. McKinley and Everest shall jointly direct the Escrow Agent to release the Settlement Amount and any interest or income accrued thereon as follows:

(a)           To Congoleum Corporation (or as may be otherwise directed by the Bankruptcy Court in the Approval Order), the Settlement Amount in full, exclusive of any interest or income accrued thereon; and

(b)           To Mt. McKinley and Everest, all interest or income accrued on the Settlement Amount, less any expenses of, or incurred by, the Escrow Agent pursuant to the Escrow Agreement, including fees, taxes and indemnities.

2.3           Upon the release of the Settlement Amount and the interest or income accrued thereon pursuant to Section 2.2, legal and equitable title to the Settlement Amount shall pass irrevocably to Congoleum (or to such other Person as is directed by the Bankruptcy Court in the Approval Order), and legal and equitable title to the net interest or income on the Settlement Amount shall pass irrevocably to Mt. McKinley and Everest.

2.4           The Settlement Amount is in addition to any and all amounts paid prior to the date of the Settlement Agreement by or on behalf of Mt. McKinley and Everest to or for the benefit of Congoleum in connection with Asbestos Claims or otherwise (collectively, the “Prior Payments”).  Any and all payments by Mt. McKinley and Everest, including the Prior Payments (if any) and the Settlement Amount are deemed final and irrevocable payments upon the occurrence of the Trigger Date.  Mt. McKinley’s and Everest’s payment of the Settlement Amount is in addition to any and all payments made by Mt. McKinley and Everest to or for the benefit of Congoleum prior to the date of the Settlement Agreement, including any Prior Payments.

2.5           The Settlement Amount shall be held by Congoleum until the earlier of confirmation of the Plan or the dismissal or conversion of the Chapter 11 cases; and shall be used only in connection with the payment of Asbestos Claims and/or to pay any other amounts payable by the Plan Trust pursuant to the Plan or the Confirmation Order.

ARTICLE III -- SALE AND BUYBACK OF THE SUBJECT POLICIES

3.1           Effective upon the Trigger Date, and without the need for any further action, Congoleum shall be deemed to have sold, conveyed, assigned, transferred and delivered to Mt. McKinley and Everest, and Mt. McKinley and Everest shall be deemed to have purchased from Congoleum, all rights, title and Interests of Congoleum in and under the Subject Policies, free and clear of all Interests of all Persons pursuant to Section 363(f) and (h) of the Bankruptcy Code and the Approval Order.

ARTICLE IV -- RELEASES BY CONGOLEUM
AND THE PLAN TRUST

4.1           Effective upon the Trigger Date, and except for the rights and obligations created by this Amended and Restated Agreement, Congoleum and, upon the later of its formation and the effective date of the Plan, the Plan Trust shall be deemed to release, remise, covenant not to sue and forever discharge Mt. McKinley and Everest from and against all manner of actions, causes of action, suits, debts, accounts, promises, warranties, damages (consequential or punitive), agreements, costs, expenses and Interests whatsoever, in law or in equity, whether presently known or unknown, asserted or unasserted, whether sounding in tort or in contract, or arising under the statutes or administrative regulations of any jurisdiction, with respect to any and all past, present or future Claims, of any type whatsoever, that Congoleum ever had, now has, or hereafter may have (i) for insurance coverage, including both defense costs and indemnification claims, under the Subject Policies; (ii) arising out of or relating to any act, omission, representation, or conduct of any sort in connection with any of the Subject Policies, including the issuance of the Subject Policies and the handling of any claim thereunder; (iii) arising out of or in connection with any agreements between or among the Parties relating to the Subject Policies and/or the Coverage Action, other than this Amended and Restated Agreement; and/or (iv) arising under or relating in any way to the Subject Policies.

4.2           Effective on the Trigger Date, the Parties shall have been deemed (i) to terminate any and all obligations whatsoever of Mt. McKinley and Everest to any Person, including Congoleum and the Plan Trust arising under or relating to the Subject Policies; (ii) to exhaust all limits of liability, including all occurrence and aggregate limits of the Subject Policies; and (iii) to constitute a “policy buyback” fully and finally extinguishing and exhausting all rights, duties, limits and coverage under the Subject Policies as if they were never issued.  The Parties agree that the Subject Policies are rescinded as of the Trigger Date.  If any Person inquires after the Trigger Date regarding exhaustion of the Subject Policies, Congoleum, and Mt. McKinley and Everest, and, upon the later of its formation and the effective date of the Plan, the Plan Trust, shall represent that all limits of liability of the Subject Policies have been exhausted or are no longer available.  It is the intention of Congoleum to reserve no rights or benefits whatsoever under the Subject Policies or in connection with any past, present or future Claims under the Subject Policies, and to assure Mt. McKinley and Everest their peace and freedom from such Claims and from all assertions of rights in connection with such Claims.

4.3           Effective upon the Trigger Date, any and all rights, duties, responsibilities and obligations of Mt. McKinley and Everest created by or in connection with the Subject Policies are terminated.  As of the Trigger Date, Congoleum, and, upon the later of its formation and the effective date of the Plan, the Plan Trust, shall no longer have any insurance coverage from Mt. McKinley and Everest under the Subject Policies.  The releases contained in this Article IV are intended to operate as though Mt. McKinley and Everest had never issued the Subject Policies.

4.4           CONGOLEUM ACKNOWLEDGES THAT IT HAS BEEN ADVISED BY ITS ATTORNEYS CONCERNING, AND IS FAMILIAR WITH, THE CALIFORNIA CIVIL CODE SECTION 1542 AND EXPRESSLY WAIVES ANY AND ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” AND UNDER ANY OTHER FEDERAL OR STATE STATUTE OR LAW OF SIMILAR EFFECT.

4.5           Congoleum expressly assumes the risk that acts, omissions, matters, causes or things may have occurred that they do not know or do not suspect to exist.  Congoleum hereby waives the terms and provisions of any statute, rule or doctrine of common law that either:  (i) narrowly construes releases purporting by their terms to release claims in whole or in part based upon, arising from, or related to such acts, omissions, matters, causes or things; or (ii) restricts or prohibits the releasing of such Claims.

ARTICLE V -- RELEASES BY MT. MCKINLEY AND EVEREST

5.1           Effective upon the Trigger Date, and except for the rights and obligations created by this Amended and Restated Agreement, Mt. McKinley and Everest, and any subsequently appointed trustee or representative acting for Mt. McKinley and/or Everest, shall be deemed to release, remise, covenant not to sue and forever discharge Congoleum from and against all manner of actions, causes of action, suits, debts, accounts, promises, warranties, damages (consequential or punitive), agreements, costs, expenses, and Interests whatsoever, in law or in equity, whether presently known or unknown, asserted or unasserted, whether sounding in tort or in contract, or arising under the statutes or administrative regulations of any jurisdiction, with respect to any and all past, present or future Claims, of any type whatsoever, that either of Mt. McKinley or Everest ever had, now has, or hereinafter may have (i) arising out of or relating to any act, omission, representation, or conduct of any sort in connection with any of the Subject Policies, including the issuance of the Subject Policies and the handling of any claim thereunder; (ii) arising out of or in connection with any agreements between or among the Parties relating to the Subject Policies and/or the Coverage Action, other than this Amended and Restated Agreement; and/or (iii) arising under or relating in any way to the Subject Policies.

5.2           Effective upon the Trigger Date, any and all rights, duties, responsibilities and obligations of Congoleum created by or in connection with the Subject Policies are hereby terminated.  As of the Trigger Date, Congoleum shall no longer have any insurance coverage from Mt. McKinley and Everest under the Subject Policies.  The releases contained in this Article V are intended to operate as though Mt. McKinley and Everest had never issued the Subject Policies.

5.3           MT. MCKINLEY AND EVEREST ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY THEIR ATTORNEYS CONCERNING, AND ARE FAMILIAR WITH, THE CALIFORNIA CIVIL CODE SECTION 1542 AND EXPRESSLY WAIVE ANY AND ALL RIGHTS UNDER CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES THAT “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR,” AND UNDER ANY OTHER FEDERAL OR STATE STATUTE OR LAW OF SIMILAR EFFECT.

5.4           Mt. McKinley and Everest expressly assume the risk that acts, omissions, matters, causes or things may have occurred that they do not know or do not suspect to exist.  Mt. McKinley and Everest hereby waive the terms and provisions of any statute, rule or doctrine of common law that either:  (i) narrowly construes releases purporting by their terms to release Claims in whole or in part based upon, arising from, or related to such acts, omissions, matters, causes or things; or (ii) restricts or prohibits the releasing of such Claims.

5.5           It is the intention of Mt. McKinley and Everest to reserve no rights or benefits whatsoever under or in connection with the Subject Policies, with respect to any past, present or future Claims, and to assure Congoleum peace and freedom from all such Claims and from all assertions of rights in connection with such Claims.

5.6           Effective upon the Trigger Date, and except for the rights and obligations created by this Amended and Restated Agreement, Mt. McKinley and Everest shall be deemed to release, remise and forever discharge, any Claims that were or could have been brought in the Chapter 11 Cases, including any Claim for substantial contribution.

ARTICLE VI - ACKNOWLEDGEMENT AND CONSENT TO
RELEASES BY FCR AND ASBESTOS CLAIMANTS’ COMMITTEE

6.1           The FCR and the Asbestos Claimants’ Committee acknowledge and consent to the releases provided by Congoleum in Article IV of this Amended and Restated Agreement.

ARTICLE VII -- DEFENSE OF SALE INJUNCTION

7.1           Subject to the provisions of Section 7.4 below, in the event that any Claim is brought against Mt. McKinley and Everest that is (i) subject to the Section 105 Injunction issued by the Bankruptcy Court in connection with the Approval Order; or (ii) is a Claim relating to or arising out of the Subject Policies, which Subject Policies were sold free and clear of such Claims pursuant to Section 363(f) of the Bankruptcy Code (the “Injunction Claim”), Congoleum (prior to the effective date of the Plan) and the Plan Trust (on and after the effective date of the Plan) shall use their reasonable best efforts to establish that such Injunction Claim is enjoined as to Mt. McKinley and Everest by operation of the Approval Order and/or the Section 105 Injunction (“Sale Injunction”).  To that end, Congoleum (prior to the effective date of the Plan) and the Plan Trust (on and after the effective date of the Plan), at their respective expense but subject to the provisions of Section 7.4, shall defend the application of the Sale Injunction to any Injunction Claim asserted against Mt. McKinley and Everest.

7.2           In the event that Congoleum or the Plan Trust is precluded by an order of any court of competent jurisdiction from defending the application of the Sale Injunction to any Injunction Claim asserted against Mt. McKinley and Everest, Congoleum or the Plan Trust (as the case may be) shall reimburse Mt. McKinley and Everest, subject to the provisions of Section 7.4 below, for the reasonable costs they incur in defending the Sale Injunction; provided, however, that Congoleum and the Plan Trust shall have no obligation to pay any internal costs of Mt. McKinley and Everest (including costs associated with the time or expenses of Mt. McKinley’s and Everest’s employees).  For the avoidance of doubt, other than the obligation provided in Section 7.1, Congoleum and the Plan Trust have no obligation:

(a)           To defend any Claim against Mt. McKinley and Everest with respect to any issue, including the application of any defense to insurance coverage or to any tort liability; or

(b)           To indemnify Mt. McKinley and Everest to any extent for any Claims, whether for defense costs, expenses, judgments, settlements, or otherwise.

7.3           Within fifteen (15) Business Days of receipt of any demand, notice, summons or other process received by Mt. McKinley or Everest in connection with any Claim that Mt. McKinley or Everest believes is subject to the Sale Injunction, Mt. McKinley or Everest (as the case may be) shall forward such demand, notice, summons or other process to Congoleum or the Plan Trust (as the case may be).  Congoleum or the Plan Trust (as the case may be) shall notify Mt. McKinley or Everest in writing within fifteen (15) Business Days of receipt of notice of such Claim from Mt. McKinley or Everest whether it agrees that such Claim triggers the defense obligations pursuant to Section 7.1.  In the event that there is a dispute whether a Claim triggers the defense obligations pursuant to Section 7.1, Congoleum or the Plan Trust (as the case may be) and Mt. McKinley or Everest (as the case may be) shall meet and confer to attempt to resolve any such dispute.  If they are unable to resolve such dispute by meeting and conferring, they may litigate before the Bankruptcy

Court (or, if the Bankruptcy Court refuses to exercise jurisdiction, before any court of competent jurisdiction) whether the Claim at issue triggers the defense obligations pursuant to Section 7.1.  While such dispute remains unresolved, Mt. McKinley or Everest has the right to defend the Sale Injunction as they deem appropriate.  Mt. McKinley and Everest shall cooperate reasonably with Congoleum and the Plan Trust with respect to the obligations provided in this Article VII.

7.4           Notwithstanding anything to the contrary in this Article VII, the collective obligations of Congoleum and the Plan Trust under Sections 7.1 and 7.2 shall not, in any event, exceed an aggregate of Five Hundred Thousand dollars ($500,000.00), inclusive of attorneys’ fees, expenses, settlements and judgments incurred in connection with the defense of Injunction Claims brought against Mt. McKinley and Everest, and/or any similar claims brought against any other insurer with which Congoleum has obtained a settlement pursuant to a sale and buyback of any insurance policies under Section 363(f) of the Bankruptcy Code.

ARTICLE VIII -- ASBESTOS CHANNELING INJUNCTION

8.1           Congoleum shall use its reasonable best efforts to confirm the 11th Modified Plan, as such plan may be further amended or modified from time to time, or any plan of reorganization or liquidation of which Congoleum is a proponent or co-proponent; provided, however, that the confirmation of the Plan is not a condition or requirement of this Amended and Restated Agreement.

8.2           Congoleum shall use its reasonable best efforts to include in the 11th Modified Plan, as such plan may be further amended or modified from time to time, or any plan of reorganization or liquidation of which Congoleum is a proponent or co-proponent, and/or the Confirmation Order in respect of such plan an injunction against Asbestos Claims pursuant to, and to the fullest extent permitted by, Section 524(g) of the Bankruptcy Code (the “Asbestos Channeling Injunction”); provided, however, that the inclusion in the such plan and/or the Confirmation Order of the Asbestos Channeling Injunction is not a condition or requirement of this Amended and Restated Agreement.  The FCR shall use his reasonable best efforts to include in any plan proposed by the FCR and/or the Confirmation Order in respect of such plan the Asbestos Channeling Injunction; provided, however, that the inclusion in such plan and/or the Confirmation Order of the Asbestos Channeling Injunction is not a condition or requirement of this Amended and Restated Agreement.

8.3           In the event that the Plan is confirmed and it includes the Asbestos Channeling Injunction, Mt. McKinley and Everest, automatically and without any further action, shall be entitled to, and shall be protected by, the Asbestos Channeling Injunction to the same extent that other settling insurers are protected by the Asbestos Channeling Injunction pursuant to the terms of the Plan, and, subject to Section 8.4, the Plan Trust will use its reasonable best efforts to ensure that Mt. McKinley and Everest are protected by the Asbestos Channeling Injunction to the same extent that other settling insurers are protected by the Asbestos Channeling Injunction in accordance with the terms of the Plan.

8.4           In the event that, after the effective date of the Plan, any Asbestos Claim is brought against Mt. McKinley or Everest that is subject to the Asbestos Channeling Injunction, the Plan Trust shall use its reasonable best efforts to establish that such Asbestos Claim is enjoined as to Mt. McKinley and Everest by operation of the Asbestos Channeling Injunction.  To that end, the Plan Trust shall defend the application of the Asbestos

Channeling Injunction as to any Asbestos Claim asserted against Mt. McKinley and Everest that is subject to the Asbestos Channeling Injunction, subject to any limitations provided in the Plan or the Confirmation Order; provided, however, that the obligation of the Plan Trust shall not, in any event, exceed an aggregate of Three Million Six Hundred Thousand dollars ($3,600,000.00) incurred in connection with the defense of the Asbestos Channeling Injunction for the benefit of all settling insurers (including Mt. McKinley and Everest), inclusive of attorneys’ fee, expenses, settlements and judgments.

ARTICLE IX -- DISMISSAL OF COVERAGE ACTION

9.1           No later than three (3) Business Days after the Trigger Date, Congoleum, Mt. McKinley and Everest shall submit a stipulation of dismissal with prejudice with respect to the Claims, counterclaims or cross-claims (if any) each asserted against the other in the Coverage Action.  The Parties shall bear their own costs, expenses, and counsel fees in the Coverage Action.  Nothing herein shall prevent Congoleum from recovering its costs, expenses and counsel fees in the Coverage Action from any Person other than Mt. McKinley and Everest.

ARTICLE X -- BANKRUPTCY OBLIGATIONS

10.1           No later than ten (10) Business Days after the date of this Amended and Restated Agreement, Congoleum shall file a motion with the Bankruptcy Court, pursuant to Sections 105 and 363(f) of the Bankruptcy Code, and Federal Rule of Bankruptcy Procedure 9019, seeking entry of the Approval Order, which motion shall be in a form and substance reasonably satisfactory to Mt. McKinley and Everest.  Mt. McKinley and Everest shall use their reasonable best efforts to support Congoleum’s efforts to obtain the Approval Order.

10.2           Congoleum, the Asbestos Claimants’ Committee and the FCR shall not include any provision in the Plan that materially and adversely affects the rights and obligations of Mt. McKinley and Everest under this Amended and Restated Agreement.

10.3           On and after the Trigger Date, Mt. McKinley and Everest shall not cooperate with any defendant in the Coverage Action.

10.4           On and after the Trigger Date, Mt. McKinley and Everest shall cease their participation in any and all objections they have made to the Plan and/or to any findings or conclusions of law issued by or recommended by the Bankruptcy Court, and any and all motions, Claims, and any appeals or notices of appeal that they have filed or made in the Chapter 11 Cases; shall not file any new objections to the Plan or appeal the Confirmation Order; shall not pursue any Claims against Congoleum; shall withdraw their participation in any and all outstanding discovery requests; and shall serve no new discovery requests in the Chapter 11 Cases.

10.5           On and after the Trigger Date, Congoleum, the Plan Trust, the FCR and the Asbestos Claimants’ Committee shall not serve any new discovery in its confirmation proceeding upon Mt. McKinley and Everest; shall not pursue any outstanding discovery against Mt. McKinley and Everest in connection with the confirmation proceeding; and shall not seek to introduce evidence in any way related to Mt. McKinley and Everest in either the confirmation proceeding or the Coverage Action; provided, however, that Congoleum may seek to introduce as evidence (i) only in the confirmation proceeding, this Amended and Restated Agreement and the Settlement Amount to be paid hereunder; (ii) the policies of insurance issued by Mt. McKinley and Everest to Congoleum; and (iii) such portions of any documents or other materials that are not specific to Mt. McKinley and

Everest and that do not characterize any act, decision, obligation or position of Mt. McKinley and Everest or characterize the terms and conditions of any of the Subject Policies.  Notwithstanding anything to the contrary in this Section 10.5, Congoleum may seek to introduce as evidence in the confirmation proceeding and/or the Coverage Action communications with multiple entities that include Mt. McKinley and Everest, but Congoleum will not characterize any act, decision, obligation or position of Mt. McKinley and Everest.

10.6           Upon the later of its formation and the effective date of the Plan, the Plan Trust (i) automatically and without need for further action shall become a Party to this Amended and Restated Agreement without limiting the obligations of Congoleum under this Agreement, and (ii) automatically shall succeed to all the rights and be bound by all of the obligations of the Debtors under this Amended and Restated Agreement without need for further action.

10.7           The Settling Parties shall include in the Plan Trust Agreement as an obligation of the Plan Trust, effective from its creation, that the Plan Trust shall be subject to and bound by this Amended and Restated Agreement.

10.8           To the extent that a Section 524(g) plan is confirmed, Congoleum and the Plan Trust shall not seek to terminate, reduce, or limit the scope of the Asbestos Channeling Injunction with respect to Mt. McKinley and Everest after the Confirmation Order becomes a Final Order.

ARTICLE XI -- EFFECTIVENESS OF
AMENDED AND RESTATED AGREEMENT

11.1           This Amended and Restated Agreement is subject to, and shall not become effective and binding unless and until the Approval Order becomes a Final Order.

Immediately and automatically upon the Approval Order becoming a Final Order, and without any need for further action (i) the Settlement Agreement shall be amended and restated as provided in this Amended and Restated Agreement; (ii) this Amended and Restated Agreement shall supersede and replace the Settlement Agreement in its entirety; and (iii) this Amended and Restated Agreement shall become effective and binding in accordance with its terms.

11.2.                      This Amended and Restated Agreement shall be null and void, and shall have no legal effect in the event that Congoleum’s motion for the Approval Order is denied by an order of the Bankruptcy Court and such order is not the subject of a timely appeal or timely motion for reargument, rehearing or reconsideration, or, in the event that an appeal, reargument, rehearing or reconsideration thereof has been sought, such order shall have been affirmed by the highest court to which the order was appealed, or from which reargument, rehearing or reconsideration was sought, and the time to take any further appeal, or move for reargument, rehearing or reconsideration shall have expired, and no such further appeal, or motion for reargument, rehearing or reconsideration shall have been filed.

11.3           In the event that this Amended and Restated Agreement is null and void and has no legal effect as provided in Section 11.2, the Settlement Agreement remains in full force and effect, and shall continue to be valid and enforceable in accordance with its terms, and the rights and obligations of the Parties under the Settlement Agreement, including the right (if any) to terminate the Settlement Agreement, shall not be affected or impaired by this Amended and Restated Agreement or by the Parties’ conduct in entering into this Amended and Restated Agreement and seeking the Approval Order.  In such event, it is the intention of the Parties that their rights and obligations shall be as if this Amended and Restated Agreement had never been formed.

ARTICLE XII -- JUDGMENT REDUCTION

12.1           In the event that another insurer of Congoleum brings a claim for contribution, subrogation, indemnification, reimbursement or other similar claim against Mt. McKinley and/or Everest in connection with Claims released in this Amended and Restated Agreement, and such insurer obtains a final binding arbitration award or final judgment against or a settlement with Mt. McKinley or Everest (with the consent of Congoleum prior to the effective date of the Plan or with the consent of the Plan Trust following said effective date, which consent in either case shall not be unreasonably withheld), Congoleum or the Plan Trust (as the case may be) shall voluntarily reduce the amount of any final binding arbitration award, final judgment or settlement payment that it has obtained or may obtain from such other insurer by the amount of such other insurer’s final binding arbitration award or final judgment awarded against or settlement with Mt. McKinley or Everest in connection with such contribution, subrogation, indemnification or other similar claim, and shall direct that Mt. McKinley or Everest (as the case may be) shall not be subject to liability for such judgment, arbitration award or settlement.

12.2           Any reduction in judgment, arbitration award or settlement will be accomplished by subtracting from the judgment, arbitration award or settlement against the other insurer the share of the judgment, arbitration award or settlement attributable to Mt. McKinley or Everest (as the case may be).

ARTICLE XIII -- SUBROGATION

13.1           Other than claims against Mt. McKinley’s and Everest’s reinsurers or retrocessionaires, Mt. McKinley and Everest agree that they shall not pursue subrogation, equitable indemnity, contribution, or reimbursement of the Settlement Amount or any part thereof from any third party, including any other primary or excess insurer of Congoleum or any other subscriber to any of the Subject Policies.

13.2           Effective upon the Trigger Date and to the extent permitted by law, Mt. McKinley and Everest, immediately and automatically, and without any need for further action, hereby transfer and assign to Congoleum all rights, claims, and causes of action relating to subrogation, reimbursement, or contribution that Mt. McKinley and Everest may have, arising out of the Settlement Amount paid hereunder; provided, however, that, if any third-party Person asserts any claim against Mt. McKinley or Everest, Mt. McKinley or Everest shall be permitted to pursue subrogation, equitable indemnity, contribution, or reimbursement of the Settlement Amount or any part thereof from any such third-party Person in any cross-claim, counter-claim or similar procedure.

13.3           The Parties agree that nothing in this Amended and Restated Agreement shall limit the rights of Mt. McKinley and Everest to make reinsurance claims and pursue their reinsurance recoveries (if any).

ARTICLE XIV -- CONFIDENTIALITY

14.1           Congoleum, Mt. McKinley, Everest, the FCR and the Asbestos Claimants’ Committee (collectively, the “Settling Parties”) each agrees that all matters relating to the negotiation of this Amended and Restated Agreement shall be confidential and are not to be disclosed except by order of a court of competent jurisdiction or by written agreement of the Settling Parties except to the extent that disclosure of matters relating to the negotiation of this matter is necessary in connection with obtaining the Approval Order.

14.2           In the event that a private litigant, by way of document request, interrogatory, subpoena, or questioning at deposition, trial, or other proceeding attempts to compel disclosure of anything protected by Section 14.1, the Settling Party from whom disclosure is sought shall decline to provide the requested information on the ground that this Amended and Restated Agreement prevents such disclosure.  In the event that such private litigant seeks an order from any court or governmental body to compel such disclosure, or in the event that a court, government official, or governmental body (other than the Internal Revenue Service or the Securities and Exchange Commission) requests or requires disclosure of anything protected by Section 14.1, the Settling Party from whom disclosure is sought shall immediately give written notice by facsimile or hand-delivery to the other Settling Parties, and shall immediately provide copies of all notice papers, orders, requests or other documents in order to allow each Settling Party to take such protective steps as may be appropriate.  Notice shall be made to the Persons identified in Section 15.12.

14.3           Material protected by Section 14.1 shall be deemed to fall within the protection afforded to compromises and offers to compromise by Rule 408 of the Federal Rules of Evidence and similar provisions of state law or state court rules.

14.4           Nothing in this Amended and Restated Agreement shall prevent any Settling Party from disclosing or releasing information regarding the negotiation of this Amended and Restated Agreement in any form and at any time after the date of said agreement to (i) reinsurers or retrocessionaires of Mt. McKinley and Everest directly or through intermediaries; (ii) outside auditors, attorneys or accountants of Congoleum, Mt. McKinley and Everest; (iii) to the extent required by law, including, to the extent applicable, to the Internal Revenue Service, the Securities and Exchange Commission, or

other United States or other governmental authority that properly requires disclosure by a Settling Party; (iv) to the extent and in any form that such information is required to be disclosed or released to satisfy reporting requirements imposed by law, including any Federal securities laws; and (v) as necessary in connection with the approval of this Amended and Restated Agreement by the Bankruptcy Court.

14.5           Notwithstanding anything to the contrary in this Article XIV, Congoleum may issue a press release at any time following the filing of a motion with the Bankruptcy Court seeking approval of this Amended and Restated Agreement; provided, however, that Congoleum first provides Mt. McKinley and Everest with a copy of the press release and obtains Mt. McKinley’s and Everest’s consent to said press release (such consent to be provided promptly and not to be unreasonably withheld).

ARTICLE XV -- MISCELLANEOUS

15.1           Congoleum will undertake all reasonable actions to cooperate with Mt. McKinley and Everest in connection with their reinsurers, including (at Mt. McKinley’s and Everest’s sole expense with respect to services and or assistance provided by external Congoleum vendors, and out-of-pocket expenses incurred by Congoleum) responding to reasonable requests for information and meeting with representatives of reinsurers.  Such cooperation shall include providing Mt. McKinley’s and Everest’s representative, upon reasonable request, access to all claim files maintained by Congoleum, including all product exposure, medical, claim status, and payment records contained in such files; provided, however, that Mt. McKinley and Everest shall have no obligation to pay any internal costs of Congoleum (including costs associated with time or expense of Congoleum’s employees or agents).

15.2           The Parties acknowledge and agree that: (i) the Amended and Restated Agreement was bargained for and entered into in good faith and as the result of arm’s-length negotiations; and (ii) the Amended and Restated Agreement is based on their respective independent assessments, with the assistance and advice of counsel, that the payments and other benefits to be received by the Parties pursuant to this Amended and Restated Agreement constitute a fair and reasonable settlement of the Parties’ claims against each other and constitute reasonably equivalent value for the releases, indemnity, and other benefits conveyed under this Amended and Restated Agreement.

15.3           This Amended and Restated Agreement is not a contract of insurance and is not subject to rules of construction governing contracts of insurance, including the doctrine of contra proferentem.  This Amended and Restated Agreement is a compromise between the Parties, and shall not be construed as an admission of coverage under the Subject Policies, nor shall it or any provision thereof be construed as a waiver, modification or retraction of the positions of the Parties with respect to the interpretation and application of the Subject Policies.

15.4           This Amended and Restated Agreement is the product of informed negotiations and involves compromises of the Parties’ previously stated legal positions.  Accordingly, it does not reflect upon the Parties’ views as to rights and obligations with respect to matters or Persons outside its scope.  This Amended and Restated Agreement is without prejudice to positions taken by Mt. McKinley and Everest with regard to other insureds, and without prejudice to positions taken by Congoleum, the FCR and the Asbestos Claimants’ Committee with regard to other insurers.

15.5           This Amended and Restated Agreement is the jointly-drafted product of arm’s-length negotiations between the Parties, the Asbestos Claimants’ Committee and the FCR with the benefit of advice from counsel, and the Parties, the Asbestos Claimants’ Committee and the FCR agree that it shall be so construed.  As such, no Party will claim that any ambiguity in this Amended and Restated Agreement shall be construed against the other Party.

15.6           No change, amendment or modification of this Amended and Restated Agreement shall be valid unless in writing and signed on behalf of Congoleum, Mt. McKinley, Everest, the FCR and the Asbestos Claimants’ Committee (or their respective attorney-in-fact).

15.7           This Amended and Restated Agreement, including the Attachments hereto, constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes all discussions, agreements and understandings, both written and oral, among the Parties with respect hereto.

15.8           This Amended and Restated Agreement shall be governed by, and shall be construed in accordance with, the laws of New Jersey without regard to its choice of law rules.

15.9           There may be multiple originals of this Amended and Restated Agreement, which may be executed in counterparts.  Facsimiles or scanned versions of signatures of the undersigned shall be treated as originals.

15.10         This Amended and Restated Agreement shall be binding, in accordance with its terms, upon any subsequent trustee in the Chapter 11 Cases and any successor to the FCR.

15.11         Upon the later of its formation and the occurrence of the effective date of the Plan, the Plan Trust shall become a Party to this Amended and Restated Agreement, automatically and without any further action.

15.12         Unless another person is designated, in writing, for the receipt of notices hereunder, notices to the undersigned shall be sent to the following Persons; provided, however, that notices to the Plan Trust shall be sent to such Person(s) as the Plan Trust designates in writing.

If to Congoleum:
Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, D.C. 20004
Attn: Mitchell F. Dolin, Esq.
        Michael St. Patrick Baxter, Esq.
Phone: (202) 662-6000
Fax: (202) 662-6291
e-mail: mdolin@cov.com
           mbaxter@cov.com

and

Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, NY 10036-4039
Attn: Richard L. Epling, Esq.
         Kerry A. Brennan, Esq.
Phone: (212) 858-1000
Fax: (212) 858-1500
e-mail: richard.epling@pillsburylaw.com
           kerry.brennan@pillsburylaw.com

With a copy to:	Howard N. Feist III Congoleum Corporation 57 River Street Wellesley, MA 02481-2097 Phone: (781) 237-6655 Fax: (781) 237-6880 e-mail: sfeist@alumni.princeton.edu

If to Mt. McKinley and Everest:	General Counsel Everest Reinsurance Company Westgate Corporate Center 477 Martinsville Road, P.O. Box 830 Liberty Comer, NJ 07938-0830 Phone: (908) 604-3000 Fax: (908) 604-3434

With a copy to:
Fred L. Alvarez, Esq.
Walker Wilcox Matousek LLP
225 West Washington Street
Chicago, IL  60606
Phone: (312) 224-6748
Fax: (312) 224-6700
e-mail: falvarez@wwmlawyers.com

and

Kevin M. Haas, Esq.
Cozen O’Connor
1085 Raymond Boulevard, Suite 1900
Newark, NJ 07102
Phone: (973) 286-1200
Fax: (973) 242-2121
e-mail: KHaas@cozen.com

and

David P. McClain, Esq.
McClain& Patchin, P.C.
711 Louisiana, Suite 3100
South Tower, Pennzoil Place
Houston, TX 77002
Phone: (713) 654-8001
Fax: (713) 6548818
e-mail: mcclain@mcclainpatchin.com

If to the FCR:	R. Scott Williams, Esq. Haskell / Slaughter 1400 Park Place Tower 2001 Park Place North Birmingham, AL 35203 Phone: 205-254-1435 Fax: 205-324-1133 e-mail: rsw@hsy.com

With a copy to:
Orrick, Herrington & Sutcliffe, LLP
Columbia Center
1152 15th Street, NW
Washington, DC  20005
Attn:  Jonathan P. Guy, Esq.
         Richard H. Wyron, Esq.
Phone:  202-339-8516
Fax:  202-339-8500
email:  jguy@orrick.com
           rwyron@orrick.com

If to the Asbestos Claimants’ Committee:	c/o Peter Van N. Lockwood, Esq. Ronald E. Reinsel, Esq. Caplin & Drysdale, Chtd. One Thomas Circle, NW Suite 1100 Washington, DC 20005-5802 Phone: 202-862-7837 Fax: 202-429-3301

With a copy to:	Ronald E. Reinsel, Esq. Caplin & Drysdale, Chtd. One Thomas Circle, NW Suite 1100 Washington, DC 20005-5802 Phone: 202-862-7837 Fax: 202-429-3301 email: rer@capdale.com

ARTICLE XVI -- REPRESENTATIONS AND WARRANTIES

16.1           Congoleum represents and warrants that it has full corporate authority to enter this Amended and Restated Agreement as its binding and legal obligation, subject to approval by the Bankruptcy Court.  The person signing this Amended and Restated Agreement on behalf of Congoleum represents and warrants that he or she is authorized to execute this Amended and Restated Agreement as a binding and legal obligation of Congoleum in accordance with its terms.

16.2           Mt. McKinley and Everest represent and warrant that they have full corporate authority to enter this Amended and Restated Agreement as a binding and legal obligation of Mt. McKinley and Everest.  The person signing this Amended and Restated Agreement on behalf of Mt. McKinley and Everest represents and warrants that he or she is authorized by Mt. McKinley and Everest to execute this Amended and Restated Agreement as a binding and legal obligation of Mt. McKinley and Everest in accordance with its terms.

16.3           The person signing this Amended and Restated Agreement on behalf of the Asbestos Claimants’ Committee represents and warrants that he or she is authorized by the Asbestos Claimants’ Committee to execute this Amended and Restated Agreement as a binding and legal obligation of the Asbestos Claimants’ Committee in accordance with its terms.

16.4           Congoleum, Mt. McKinley and Everest each represents and warrants that it has conducted a diligent search for copies or other evidence of the Subject Policies and that, as of the date of this Amended and Restated Agreement, it is not aware of the existence of any liability insurance policies issued to Congoleum and subscribed to by Mt. McKinley and Everest, other than the Subject Policies listed on Attachment B hereto.

[SIGNATURES ON THE FOLLOWING PAGES]

IN WITNESS WHEREOF, the undersigned have executed this Amended and Restated Agreement by their duly authorized representatives as of the date first above written.

CONGOLEUM CORPORATION, CONGOLEUM SALES, INC. AND CONGOLEUM FISCAL, INC.

By:	/s/ Howard N. Fiest
Name:	Howard N. Feist
Title:	Chief Financial Officer

MT. McKINLEY INSURANCE COMPANY

By:	/s/ Adam Kenney
Name:	Adam Kenney
Title:	Vice President, Claim

EVEREST REINSURANCE COMPANY

By:	/s/ Adam Kenney
Name:	Adam Kenney
Title:	Vice President, Claim

CONSENTED TO AND AGREED
TO THE EXTENT APPLICABLE TO:

OFFICIAL COMMITTEE OF
UNSECURED ASBESTOS CLAIMANTS

By: /s/ Ronald E. Reinsel

Name: Ronald E. Reinsel

Title: its Attorney

F. SCOTT WILLIAMS
FUTURES REPRESENTATIVE
Solely in his capacity as Futures Representative

By: /s/ F. Scott Williams

Name: F. Scott Williams

Title: Futures Representative

Attachment A

Form of Approval Order

Attachment B

Known Subject Policies

Policy Number	Inception	Termination
DXC 901037	January 1, 1976	January 1, 1977
DXCDX 0067	January 1, 1977	January 1, 1978
DXCDX 0588	January 1, 1978	January 1, 1979
DXCDX 0659	January 1, 1978	January 1, 1979
DXCDX 1356	January 1, 1979	January 1, 1980
DXCDX 1357	January 1, 1979	January 1, 1980
GMX 00451	January 1, 1980	January 1, 1981
GMX 00452	January 1, 1980	January 1, 1981
GMX 00856	January 1, 1981	January 1, 1982
GMX 00857	January 1, 1981	January 1, 1982
GMX 01497	January 1, 1982	January 1, 1983
GMX 01498	January 1, 1982	January 1, 1983
GMX 02027	January 1, 1983	January 1, 1984
GMX 02028	January 1, 1983	January 1, 1984
GMX 02545	January 1, 1984	January 1, 1985
GMX 02546	January 1, 1984	January 1, 1985